Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Inducement Restricted Stock Unit Agreement for Richard Heppenstall, Inducement Restricted Stock Unit Agreement for Anthony Jarc, Inducement Stock Option Agreement for Richard Heppenstall, and Inducement Stock Option Agreement for Anthony Jarc of Carlsmed, Inc. of our report dated February 25, 2026, with respect to the financial statements of Carlsmed, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

October 1, 2026